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                                                                     Exhibit 2.3

                     TRIMARK STOCKHOLDERS VOTING AGREEMENT

     This Trimark Stockholders Voting Agreement (the "Agreement"), dated June 6, 2000, by and between Lions Gate Entertainment Corp., a corporation incorporated under the laws of the Province of British Columbia ("Parent"), and each of the other parties signatory hereto (each a "Stockholder" and, collectively, the "Stockholders"), is made with reference to the following:

     A. Concurrently herewith, the Parent and Trimark Holdings, Inc., a Delaware corporation (the "Company") are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Parent will acquire the Company and its subsidiaries by means of a merger (the "Merger"). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     B. Each of the Stockholders Beneficially Owns (as defined herein) the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Shares"); and

     C. As an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. VOTING AGREEMENT. Subject to the provisions regarding permitted transfers of such Shares pursuant to Section 3(b) below, during the term of this Agreement, each Stockholder holding Company Common Stock hereby agrees, severally and not jointly, that at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, such Stockholder shall, acting solely in his or her capacity as a stockholder of the Company and not as a director of the Company, vote (in the case of Shares for which the Stockholder has exclusive voting and dispositive power) the outstanding Shares held of record or Beneficially Owned by such Stockholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof; and (ii) except as permitted by the Merger Agreement or as otherwise agreed to in writing in advance by Parent, against any Acquisition Proposal (other than the Merger). Such Stockholder shall not enter into any written agreement with any Person the effect of which would, as determined in the sole discretion of such Stockholder, be inconsistent or violative of the provisions and agreements contained in this Section 1(a) of this Agreement. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any written agreement or arrangement.

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     2.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder
hereby, severally and not jointly, represents and warrants to Parent, as of the date of this Agreement, as follows:

          (a) OWNERSHIP OF SHARES. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Schedule I hereto correctly indicates those Shares that are Beneficially Owned and held of record by such Stockholder and those shares that are Beneficially Owned by such Stockholder but not held of record by such Stockholder. Schedule I discloses the number of Shares Beneficially Owned by the Stockholder for which the Stockholder shares voting or dispositive power with another Person and identifies such other Person or Persons. Except as referenced in the preceding sentence and Schedule I and subject to any applicable state and Federal securities laws, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights the effect of which would materially adversely affect the ability of Stockholder to perform his or her obligations hereunder (a "Material Adverse Effect").

          (b) POWER; BINDING AGREEMENT. (i) Except to the extent Schedule I indicates that such Stockholder does not have voting power over certain Shares Beneficially Owned by such Stockholder, such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust, the effect of which would materially adversely affect the ability of Stockholder to perform his or her obligations hereunder; (iii) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms; (iv) there is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee who is not a party to this Agreement and whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby; and (v) any right which such Stockholder's spouse may have in and to such Shares will not in any manner affect such Stockholder's legal right and ability to execute, deliver and perform this Agreement.

          (c) NO CONFLICTS. Subject to requirements of any premerger notification laws, the HSR Act, the Securities Act, the Exchange Act, any relevant national securities exchange laws, and the disclosures set forth on
Schedule I, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby; and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification

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or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets, except for those the effect of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (d) NO FINDER'S FEES. Other than existing financial advisory and investment banking agreements disclosed in the Merger Agreement, to the knowledge of such Stockholder, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

     3. CERTAIN COVENANTS OF THE STOCKHOLDERS. During the term of and in accordance with this Agreement, each Stockholder hereby, severally and not jointly, agrees with, and covenants to, Parent as follows:

          (a) OTHER POTENTIAL ACQUIRORS. Such Stockholder, acting solely in his or her capacity as a stockholder of the Company and not as a director of the Company, (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal, and (ii) shall not, in such capacity directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction or acquisition, or agree to or endorse any such transaction or acquisition, or authorize any of such Stockholder's directors, officers, stockholders, employees or agents to do so.

          (b) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. So long as the Board of Directors of the Company and the Company have not exercised their respective rights specified in Sections 6.5(c) and 11.1(c) of the Merger Agreement, such Stockholder shall not directly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to the subject matter of this Agreement, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would, as determined in the sole discretion of such Stockholder, be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or that would, as determined in the sole discretion of such Stockholder, have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement. During the term of this Agreement, the foregoing restrictions shall not prohibit a transfer of Shares (i) in the case of an individual, (A) to such Stockholder's spouse,
(B) lineal descendants of the Stockholder, (C) to a trust which is substantially for the benefit of such Stockholder, Stockholder's spouse or any lineal descendants of the Stockholder, or (D) a transfer

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of Shares upon the death of such Stockholder; (ii) in the case of a Stockholder holding Shares as a trustee, to a substitute trustee; (iii) publicly in an amount not to exceed, in the aggregate, 10,000 Shares; (iv) as a pledge in connection with a margin loan provided the Shares so pledged do not exceed 10,000; or (v) pursuant to the terms and provisions of that certain Pledge Agreement, dated as of May 1, 1997, (the "Pledge Agreement") by and between Mark Amin and Susan Amin, on the one hand, and Trimark Pictures, Inc., on the other hand; PROVIDED, HOWEVER, that any transferee with respect to a transfer permitted under clauses (i), (ii) and (iv) shall, as a precondition to such transfer, agree in a writing delivered to Parent, to be bound by the terms and conditions of this Agreement and with respect to a transfer permitted under clause (v), such Stockholder shall not have agreed to any amendment to the Pledge Agreement which would allow the pledged Shares to remain issued and outstanding after such transfer.

          (c) RELIANCE BY PARENT. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     4. FURTHER ASSURANCES. From time to time during the term of this Agreement, at the other party's reasonable request, each party hereto shall use reasonable efforts to execute and deliver such additional documents and take such further lawful action as may be necessary or desirable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement.

     5. NO TRANSFER; RESTRICTIVE LEGEND. During the term of this Agreement, each Stockholder agrees with, and covenants to, Parent as follows:

          (a) NO TRANSFERS. No such Stockholder shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with Section 3 of this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of Shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          (b) RESTRICTIVE LEGEND. Upon the written request of Parent all certificates representing any of such Stockholder's Shares shall contain the following legend:

          "The securities represented by this certificate, including certain voting and transfer rights with respect thereto, are subject to the terms of a Stockholders Voting Agreement, dated June 6, 2000, among Lions Gate Entertainment Corp. and the Shareholders signatory thereto, a copy of which is on file in the principal office of the Issuer."

     6. TERMINATION. The representations, warranties, covenants and agreements contained in Sections 1 through 5 with respect to the Shares shall terminate at the earliest to occur of the following: (i) the Effective Time; (ii) upon termination or expiration of the Merger

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Agreement; (iii) upon the exercise by the Board of Directors of the Company and the Company of their respective rights specified in Sections 6.5(c) and 11.1(c) of the Merger Agreement, at which time any and all of such representations, warranties, covenants and agreements and this Agreement shall be void and of no further force and effect.

     7. STOCKHOLDER CAPACITY. No person executing this Agreement who is, or becomes during the term hereof, a director or officer of the Company makes any representation, warranty, covenant, agreement or understanding herein in his or her capacity as such director or officer and nothing herein limits such Stockholder's activities as a director or an officer of the Company. Each Stockholder signs and agrees to be bound solely in his or her capacity as the record and/or beneficial owner of such Stockholder's Shares owned as of the date hereof.

     8.   COMPANY/STOCKHOLDER. Notwithstanding anything herein to the contrary,
(i) each Stockholder shall not be responsible for, and his or her rights hereunder shall not be affected by, the performance or nonperformance by the Company under the Merger Agreement, and (ii) the Company shall not be responsible for, and the Company's rights hereunder shall not be affected by, the performance or nonperformance by the Stockholder of his or her obligations hereunder.

     9.   MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the Stockholder.

          (c) ASSIGNMENT. Except in accordance with the transfer provisions set forth in Section 3 hereof, this Agreement shall not be assigned by any party hereto without the prior written consent of all of the parties hereto.

          (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by Parent and such affected Stockholder or Stockholders.

          (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

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    If to Company or any Stockholder:

                                       Trimark Holdings, Inc.
                                       4553 Glencoe Avenue, Suite 200
                                       Marina Del Rey, California 90292
                                       Attention:        Mark Amin, CEO
                                       Facsimile:        (310) 314-4238

    If to Parent:

                                       Lions Gate Entertainment Corp.
                                       Suite 3123, Three Bentall Centre
                                       595 Burrud Street
                                       Vancouver, British Columbia V7X1J1
                                       Attention:        Gordon Keep,
                                                         Senior Vice President
                                       Facsimile:        (604) 609-6145

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a

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waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

          (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof. In addition, each of the parties hereto agrees that any action relating to this Agreement or any of the transactions contemplated hereunder shall be exclusively conducted in any Federal or state court sitting in the State of California.

          (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                  LIONS GATE ENTERTAINMENT CORP.


                                  By: /s/ Jon Feltheimer
                                     --------------------------------------
                                     Its:     CEO
                                         ----------------------------------

                                  STOCKHOLDERS:


                                     /s/ Mark Amin
                                  -----------------------------------------
                                  Mark Amin


                                     /s/ Reza Amin
                                  -----------------------------------------
                                  Reza Amin

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                                   SCHEDULE I

                             STOCKHOLDERS AGREEMENT

       NAME OF STOCKHOLDER          NUMBER OF SHARES
       -------------------          -----------------

Mark Amin (also known as Mohammed   BENEFICIALLY OWNED OR HELD OF RECORD:
Amin)                               1,755,375; however, (i) 66,390 of such
                                    Stockholder's Shares are held by such
                                    Stockholder solely in the capacity as a
                                    trustee pursuant to that certain Reza Amin
                                    Irrevocable Trust, dated as of December 6,
                                    1989, (the "Reza Amin Trust") for the
                                    benefit of certain family members of such Stockholder, and such Stockholder disclaims
                                    Beneficial Ownership of these Shares; and
                                    (ii) such Stockholder's Shares include
                                    options to exercise 200,000 shares of
                                    Company Common Stock.

                                    BENEFICIALLY OWNED AND NOT HELD
                                    OF RECORD: -0-

Reza Amin                           BENEFICIALLY OWNED AND HELD OF RECORD:
                                    571,316; however, 132,780 of such
                                    Stockholder's Shares are held by such
                                    Stockholder solely in the capacity as a
                                    trustee pursuant to that certain Mark and Susan Amin Irrevocable Trust, dated as of
                                    December 6, 1989, (the "Mark Amin Trust") for the benefit of certain family members of such Stockholder, and such Stockholder disclaims Beneficial Ownership of these
                                    Shares.


                                    BENEFICIALLY OWNED AND NOT HELD
                                    OF RECORD: -0-

Other matters required by Sections 1 and 2 of the Agreement:

       NAME OF STOCKHOLDER          APPLICABLE DISCLOSURE
       -------------------          ---------------------

Mark Amin                           EXCEPTIONS TO SECTION 2(a) (OWNERSHIP OF
                                    SHARES):

                                    1.      Of such Stockholder's Shares, 66,390
                                            shares are held by such Stockholder
                                            solely in the capacity as a trustee
                                            pursuant to the Reza Amin Trust and,
                                            such Stockholder disclaims
                                            Beneficial Ownership.

                                    2.      230,000 of such Stockholder's Shares
                                            are pledged as collateral pursuant
                                            to the Pledge Agreement.

                                    EXCEPTIONS TO SECTION 2(b) (POWER; BINDING
                                    AGREEMENT):

                                    1.      The terms and provisions set forth
                                            in the Reza Amin Trust VIS-

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                                            A-VIS 66,390 of such Stockholder's
                                            Shares.

                                    2.      230,000 of such Stockholder's Shares
                                            are pledged as collateral pursuant
                                            to the Pledge Agreement.

                                    EXCEPTIONS TO SECTION 2(c) (NO CONFLICTS):

                                    1.     230,000 of such Stockholder's Shares
                                           are pledged as collateral pursuant
                                           to the Pledge Agreement.

Reza Amin                           EXCEPTIONS TO SECTION 2(a) (OWNERSHIP OF
                                    SHARES):

                                    Of such Stockholder's Shares, 132,780 shares are held by such Stockholder solely in the capacity as a trustee pursuant to the Mark Amin Trust and, such Stockholder disclaims Beneficial Ownership.

                                    EXCEPTIONS TO SECTION 2(b) (POWER; BINDING
                                    AGREEMENT):

                                    The terms and provisions set forth in the Mark Amin Trust VIS-A-VIS 132,780 of such Stockholder's Shares.


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